Exhibit (P)(1)

CODE OF ETHICS

DUPREE MUTUAL FUNDS

I.	Purpose (first paragraph amended May 6, 2008)

This Code of Ethics is amended and readopted this the 23rd day of October 2012, pursuant to the requirements of the Securities and Exchange Commission Regulation 270.17j-1. It is intended to implement the requirement of Section 17j of the Investment Company Act of 1940. 15 USC 80a-17j.

The purpose of the Act and this Code is to prevent and prohibit any act to defraud the Dupree Mutual Funds, (hereinafter called the “Trust”) which currently consists of nine series:

Alabama Tax-Free Income Series

Kentucky Tax-Free Income Series

Kentucky Tax-Free Short-to-Medium Series

Mississippi Tax-Free Income Series

North Carolina Tax-Free Income Series

North Carolina Tax-Free Short-to-Medium Series

Tennessee Tax-Free Income Series

Tennessee Tax-Free Short-to-Medium Series

Intermediate Government Bond Series

Taxable Municipal Bond Series (amended October 18, 2011)

but also will include any series which may be added in the future, and to guard against potential conflict of interest by access persons and investment advisors of the Trust.

II.	Application

This Code shall apply to access persons of the Trust as defined below. The Trust will require that its investment advisor adopt a code of ethics which complies with SEC Regulation §270-17j.

III.	Definitions (paragraph IIIB.a), E and F amended May 6, 2008)

A.	An access person means:

Any trustee, officer, general partner, or advisory person of the Trust.

B.	An advisory person means:

a)	Any employee of the Trust or its investment advisor; and

b)	Any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

C.	Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. The definitions and presumptions contained in 15 USC 80-2a shall apply in determinations of “control”.

D.	Purchase or sale includes the writing of options to buy or sell a security.

E.	Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege in any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or gift to subscribe to or purchase, any of the foregoing.

F.	For purposes of this Code of Ethics, “Covered Security” includes all Securities defined above owned by any access person or member of his/her family residing within his/her household or owned or controlled by any other person or entity over which any access person exercises control or shared control.

G.	Security held or to be acquired means any security as defined in this rule which , within the most recent 15 days, (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or its investment advisor for purchase by the Trust.

IV.	Conduct Prohibited:

A.	It shall be a violation of this Code of Ethics of the Trust for any access person in connection with the purchase or sales, directly or indirectly, by such person of a security held or to be acquired by the Trust:

1)	to employ any device, scheme or artifice to defraud the Trust.

2)	to make to the Trust any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3)	to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust; or

4)	to engage in any manipulative practice with respect to the Trust.

B.	Prior approval of any transaction by the Board of Trustees shall be an indication that the transaction was undertaken in good faith and without any intent to defraud the Trust or its shareholders.

V.	Procedures for Enforcement

A.	Any person [holding securities in the Trust] who believes a violation of this Code of Ethics has been or is about to be committed shall be provided an opportunity to present such facts in his or her possession to the Board of Trustees (amended October 23, 2012).

B.	The complaint shall be sworn and such documents shall be submitted to the Board of Trustees.

C.	One or more members of the Board of Trustees, except those who are themselves the subject of the inquiry, shall be designated as a board of inquiry to a) determine the facts of the complaint; b) investigate the merits of the complaint; and c) issue findings of fact regarding the occurrence or non-occurrence of any violation (amended October 23, 2012).

D.	In the event of a finding by the board of inquiry of a violation of this Code of Ethics, the full Board of Trustees except those access persons or advisory persons who are found to be in violation, shall have the power to

1)	immediately terminate any investment advisory contract by any investment advisor in violation of this code;

2)	require immediate filing of the required reports(s);

3)	require immediate divestiture of any security acquired as a result of insider information and the transfer to the Trust of any profits acquired thereby; or any loss incurred to be held as a liability by the person responsible for the violation;

4)	require the return to the Trust of any profits acquired as a result of any sale made to it in violation of this Code of Ethics;

5)	require the termination of employment for cause of any access person found to be in violation of this Code;

6)	Initiate any legal proceedings necessary to redress the violation discovered.

E.	Inquiries regarding this Code and its application should be directed to the Trust’s Legal Counsel or Chief Compliance Officer. Any violations or suspected violations of this Code shall be reported immediately to the Trust’s Legal Counsel or Chief Compliance Officer or any member of the Board of Trustees. No adverse disciplinary action shall be taken against any access person for reporting such violations.

Additionally, the SEC’s whistleblower program went into effect on July 21, 2010, when the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and final regulations implementing the Act were promulgated by the SEC. Under the Act an “eligible whistleblower” is a person who voluntarily provides the SEC or other regulatory or law enforcement agency with original information about a possible violation of federal securities laws that have occurred, is ongoing, or that is about to occur. If certain conditions are met, a person reporting such violations may be eligible to receive a monetary award authorized by the SEC’s whistleblower program. The SEC’s whistleblower program prohibits retaliation by employers against employees who prive the SEC with information about possible securities violations (subsection E added by amendment October 23, 2012)

VI.	Reports Required: (Section VI, paragraphs a-d amended May 28,2003; paragraphs a, and d amended May 6, 2008)

a.	Every access person (except Independent Trustees as provided in VI e below) must report to the Trust with regard to transactions in any Covered Securities in which that person has or acquires direct or indirect beneficial interest in the security. Such report may contain a statement that the report shall not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

b.	An initial holdings report shall be filed with the Board of Trustees of the Trust no later than 10 days after the person becomes an access person. The report shall contain:

1.	The name of the access person

2.	The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership when the person became an access person; however, only the title of the security need be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other Investment Company investing in municipal securities, or municipal securities; (amended May 5, 2009).

3.	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

4.	The date that the report is submitted by the access person.

c.	A quarterly holdings report shall be filed with the Board of Trustees of the Trust no later than 30 days after the end of the calendar quarter in which the transaction to which the reports relate occurs. The report shall contain (amended October 22, 2008):

1.	The name of the access person;

2.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; however, only the title of the security need be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other Investment Company investing in municipal securities or municipal securities; (amended May 5, 2009)

3.	The nature of the transaction, i.e. purchase or sale or any other type of acquisition or disposition; however, this information need not be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other Investment Company investing in municipal securities or municipal securities; (amended May 5, 2009)

4.	The price of the Covered Security at which the transaction was effected; however, only the title of the security need be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other Investment Company investing in municipal securities or municipal securities; (amended May 5, 2009)

5.	The name of the broker, dealer, or bank through which such transaction was effected; and

6.	The date that the report is submitted by the access person.

With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

a)	The name of the broker, dealer or bank with whom the access person established the account;

b)	The date the account was established; and

c)	The date that the report is submitted by the access person.

d.	An annual holdings report shall be filed with the Board of Trustees no later than 30 days following the close of the calendar year, which report shall be current as of a date no more than The 30 days before the report is submitted. The report shall contain:

1.	title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership; however, this information need not be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other Investment Company investing in municipal securities or municipal securities (amended May 5, 2009);and

2.	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

e.	The report shall not be required if:

1.	The person does not have any direct or indirect influence over the account; or

2.	The person is not an “interested person” of a registered investment company within the meaning of 15 USC 80a 2(a)(19) and would be required to make the report solely by reason of being a trustee of the Trust. If, however, such trustee knew or in the ordinary course of fulfilling the responsibilities of a trustee, should have known that during the 15 day period immediately before or after the date of the transaction by the trustee the security is or was purchased or sold by the Trust or was considered for purchase or sale by the Trust or its investment advisor this exception shall not apply, and a report shall be filed.

3.	The principal underwriter as to which such person is an access person (i) is not an affiliated person to the Trust or any investment advisor of the Trust and (ii) has no officers, trustee or general partners of the Trust or its investment advisor; or

4.	A report made to an investment advisor would duplicate other information recorded pursuant to Rules 204-2(a) or 204 (2) (a) (13) of the Investment Advisors Act of 1940.

VII.	Listing of Access Person; Notice Required

The Trust shall identify and require its investment advisor to identify to it all access persons who are required to make the reports required in Section VI. Such persons shall be informed by letter of their duty to make such reports, the date and place of such filing, and shall be provided with appropriate forms for the report.

VIII.	Records Maintained

A.	The Trust will maintain the following records at its offices:

1)	A copy of this Code of Ethics or any succeeding code.

2)	A record of any violation of this Code and any action taken as a result of such violation.

3)	A copy of each report made pursuant to Section III above.

4)	A list of all persons who are, or within the past five years have been, required to make such reports.

B.	These records shall be maintained for a period of five years.

C.	These records shall be kept in an easily accessible place and shall be available to the Securities and Exchange Commission or its representative at reasonable times for inspection and examination.

B.	Each Access Person shall acknowledge this Code of Ethics and his or her duties hereunder.

This acknowledgment shall be made in writing at the time of employment or election and at least annually thereafter.

ACKNOWLEDGEMENT

OF

DUTIES

I, the undersigned, being an Access Person of Dupree Mutual Funds, understand that on the 30th day of October, 1996, the Board of Trustees of Dupree Mutual Funds adopted a Code of Ethics, which Code was readopted and amended March 7, 2000, May 28, 2003, May 6, 2008, October 22, 2008, May 5, 2009, October 18, 2011 and October 23, 2012 in conformance with the Securities and Exchange Commission Regulation 270.17j-1, and I hereby acknowledge my duties as imposed by the aforesaid Code of Ethics.